AIMSI, Inc. Announces Five-For-One Stock Split

For Immediate Release

OAKRIDGE, Tenn./EWORLDWIRE/Oct. 29, 2004 --- Advanced Integrated Management Services Inc. (OCT.BB: AVIG) today announced that its board of directors authorized a five-for-one stock split payable November 17 to shareholders of record on October 29.

In addition, on October 19 at the board of directors meeting, the board voted to amend and restate the company's Articles of Incorporation as follows:

-- Change the company's name to AIMSI Technologies Inc.

-- Increase the number of authorized shares of capital stock from 100 million to 300 million, with 280 million shares designated as common stock and 20 million shares designated as preferred stock.

The Board also voted to cancel the agreement with the current Chairman of the Board and Chief Executive Officer, Reginald Hall, which includes canceling 36,117,256 shares of restricted common stock previously issued to him under that agreement. The board of directors, including Hall, agreed unanimously to this decision. The board is currently working on a new performance-based agreement. The cancellation of 36,117,256 shares represents over 50 percent of the issued and outstanding shares, which increases shareholders value accordingly.

About AIMSI Technologies Inc.

AIMSI Technologies Inc. is dedicated to the discovery, development, and marketing of new technologies that contribute to the betterment of the nation's homeland security. AIMSI Technologies Inc. addresses the airborne threat problem and others with the development of a hand-held, low-cost, multi-sensor threat-monitoring/mapping system for use over large areas. This Automatic Large Area Remote Mapper (ALARM) provides rapid detection and mapping of a suite of radiological, chemical and biological agents. Presently AIMSI Technology Inc has a contract for $225 million for the purchase and distribution of a minimum of 15,000 units of the company's hand-held radiation device, the ALARM. China Global Distribution Corp., an international distribution company, will be purchasing the units from AIMSI. AIMSI Technologies Inc. must provide a number of these devices for testing and approval for the consummation of this contract.

About ALARM
The complexity of building a nuclear weapon is so great that the likelihood of delivery within in the United States is remote. However, dirty bombs are a threat. These are bombs laced with radiological and other hazardous materials, which are dispersed when the weapon is detonated. The goal of a dirty bomb attack is to create a deadly environment and contaminate property from the resulting long-term effects of radiation, chemical and biological agents.

The ALARM System was developed with two goals: to assist in the detection of radiological, chemical, or biological materials, and to minimize the effect of materials that have been either accidentally or intentionally dispersed. The device is able to both detect and record the location or boundary of a hazard and is extremely sensitive. The rugged handheld device incorporates communications, GPS positioning technology, and swappable sensor modules that are customized for various applications. Multiple units can share data and relay information to a central location or operations center. Given recent events, ALARM has become an essential tool for a broad range of industries and agencies. Other areas of interest for the use of the ALARM system is expanding daily due to the multiple applications of use, i.e. groundwater containments, whole organisms, cigarette smoke constituents, chemical warfare stimulants, methamphetamine surrogates and biological organisms.

Safe Harbor

This release contains "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially form those projected, including but not limited to the following: general economic conditions and their impacts on the company's client base; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and competitive factors; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. AIMSI Technologies Inc. undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in the company's Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks furnished or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking the Private Securities Litigation Reform Act's safe harbor provisions.

CONTACT:
Corrine Hudson
AIMSI Management
702 S. Illinois
B-203
Oakridge , TN 37830
PHONE. 713-271-2118
http://www.aimsi.com